Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

HOSPITALITY PROPERTIES TRUST

April 12, 2018

The second sentence of the first paragraph of Article II, Section 2.14.1(c) of the Amended and Restated Bylaws of Hospitality Properties Trust dated as of September 7, 2016 is hereby amended by the addition of the words “, and, in the case of the annual meeting held in 2019, for notice pursuant to this Section 2.14 to be timely it shall be delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on November 15, 2018 nor earlier than October 16, 2018” immediately after the phrase “not later than 5:00 p.m. (Eastern Time) on November 2, 2017 nor earlier than October 3, 2017” at the end of the sentence, as shown below:

To be timely, the notice of such shareholder(s) shall include all documentation and set forth all information required under this Section 2.14 and shall be delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on the one-hundred twentieth (120th) day nor earlier than the one-hundred fiftieth (150th) day prior to the first (1st) anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that if the annual meeting is called for a date that is more than thirty (30) days earlier or later than the first (1st) anniversary of the date of the preceding year’s annual meeting, notice by such shareholder(s) to be timely shall be so delivered not later than 5:00 p.m. (Eastern Time) on the tenth (10th) day following the earlier of the day on which (i) notice of the date of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of the annual meeting is first made by the Trust; provided, further, however, that in the case of the annual meeting held in 2018, for notice pursuant to this Section 2.14 to be timely it shall be delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on November 2, 2017 nor earlier than October 3, 2017, and, in the case of the annual meeting held in 2019, for notice pursuant to this Section 2.14 to be timely it shall be delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on November 15, 2018 nor earlier than October 16, 2018.